Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amyris, Inc.:

We consent to the incorporation by reference in the registration statements (Nos.333-204102, 333-204378, 333-206331, 333-208018, 333-215318, 333-219732 and 333-221351) on Form S-3 and registration statements (Nos. 333-169715, 333-172514, 333-180006, 333-187598, 333-188711, 333-195259, 333-203213, 333-210569 and 333-217345) on Form S-8 of Amyris, Inc. of our report dated April 17, 2018, with respect to the consolidated balance sheet of Amyris, Inc. and subsidiaries (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit and mezzanine equity, and cash flows for the year then ended, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Amyris, Inc.

Our report dated April 17, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has current debt service requirements that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Francisco, California
April 17, 2018